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Exhibit 16.1



May 16, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir/Madam

We have read the first through sixth paragraphs of Item 4 included in the Form 8-K dated May 15, 2002 of MSC Industrial Direct Co., Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP



By   /s/ Christopher P. Wright
    ------------------------------
     Christopher P. Wright


cc: Mr. Charles Boehlke, CFO, MSC Industrial Direct Co., Inc.